UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2018

ZOOM TELEPHONICS, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-53722	04-2621506
(Commission File Number)	(I.R.S. Employer Identification No.)

99 High Street, Boston, MA	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 423-1072
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2018, Zoom Telephonics, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Joseph Wytanis effective as of October 29, 2018 (the “Effective Date”), pursuant to which Mr. Wytanis shall serve as the President and Chief Operating Officer of the Company as of the Effective Date.

Mr. Wytanis has served as Senior Practice Engagement Partner at Infosys Limited since March 2018, where he provides engineering services consulting to cable, mobile and satellite service operators and has also served as a Principal at High Tech Associates, LLC since August 2011, where he provides consulting services relating to vision, strategy, business development and marketing. Mr. Wytanis served as Executive Vice President and Chief Operating Officer at SMC Networks, Inc. from January 2012 through August 2014, where he successfully led the introduction of a complete line of cable home networking products and smart home IoT products prior to its sale to HUMAX Co., Ltd. He previously served as a Vice President and General Manager at Scientific-Atlanta/Cisco System, Inc. from 2000 through 2011, where he helped to grow the Cable Home Networking Business Unit froma start-up to a profitable business, and prior to that held marketing, business and strategy positions with Technology Solutions Group, Panasonic, BellSouth, NCR/AT&T, Northern Telecom and the Associated Press. Mr. Wytanis received his Masters of Business Administration from the University of Georgia and his Bachelor of Science in Business Administration/Marketing from Rowan University.

Pursuant to the Employment Agreement, Mr. Wytanis will receive an annual base salary of $200,000 per year, which amount will increase annually at a rate equal to at least the prior year’s U.S. inflation rate plus 2%. Mr. Wytanis will also be eligible to receive performance bonuses of up to 25% of his base salary semi-annually based on mutually agreed-upon performance objectives. Additionally, Mr. Wytanis will receive a signing bonus of $30,000 within 30 days of the Effective Date. The Company agreed to reimburse Mr. Wytanis for lease expenses of up to $8,500 per month during his employment with the Company and for certain family travel expenses.

Mr. Wytanis will also receive on or about the Effective Date an option to purchase 100,000 shares of the Company’s common stock issued under the Company’s 2009 Stock Option Plan, which will become exercisable with respect to 25% of the shares on each of the six month, twelve month, eighteen month and twenty-four month anniversaries of the grant date, subject, in each case, to Mr. Wytanis’ continued employment with the Company. Additionally, Mr. Wytanis will be entitled to receive an additional option grant within twenty-four months of the Effective Date for a number of shares with a Black-Scholes value of $100,000. All such options will expire after a term of three years from the grant date.

If the Company undergoes as Change of Control (as defined in the Employment Agreement) and either (i) is terminated without Cause (as defined in the Employment Agreement) within six months after such Change in Control or (ii) has his job responsibilities, reporting status or compensation materially diminished and Mr. Wytanis terminates his employment within six months after such Change in Control, then in each case Mr. Wytanis will be entitled to six months of base salary and accelerated vesting for all unvested options as of such termination date.

If the Company terminates Mr. Wytanis other than for Cause or in connection with a Change of Control (in each case as defined in the Employment Agreement), Mr. Wytanis will be entitled to payment of three months of base salary and a pro-rated annual bonus with respect to the year of termination, as well as accelerated vesting for any options that would vest within six months of the termination date.

The foregoing description of the Employment Agreement is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the text of the Employment Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

There are no related party transactions between the Company and Mr. Wytanis, and Mr. Wytanis is neither related to, nor does he have any relationship with, any existing member of the Board or any executive officer of the Company.

Item 8.01.	Other Events.

On October 16, 2018, the Company issued a press release announcing the entrance into the Employment Agreement with Mr. Wytanis. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The Company hereby files the following exhibits:

10.1	Employment Agreement between the Company and Joseph Wytanis, dated as of October 4, 2018.

99.1	Press Release of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2018	ZOOM TELEPHONICS, INC.

By:/s/ Frank B. Manning
Frank B. Manning President, Chief Executive Officer and Acting Chief Financial Officer

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